UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 27, 2017
DASAN ZHONE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7195 Oakport Street
Oakland, California 94621
(Address of Principal Executive Offices, Including Zip Code)

(510) 777-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03    Material Modification to the Rights of Security Holders.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On February 28, 2017, DASAN Zhone Solutions, Inc. (the “Company”) filed a Certificate of Amendment (the “Certificate of Amendment”) to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which Certificate of Amendment effected a one-for-five reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).
Effective as of the filing of the Certificate of Amendment, every five shares of Common Stock then issued and outstanding were automatically combined into one share of issued and outstanding Common Stock, without any change in the par value per share. As a result of the Reverse Stock Split, the number of shares of Common Stock then issued and outstanding was adjusted from 81,888,408 shares to 16,377,682 shares, and the number of authorized shares of Common Stock was adjusted from 180,000,000 shares to 36,000,000 shares. The number of authorized shares of preferred stock under the Restated Certificate of Incorporation remained the same.
Fractional shares were not issued as a result of the Reverse Stock Split; instead, holders of pre-Reverse Stock Split shares of the Company’s Common Stock who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split will receive a cash payment in lieu of the fractional shares to which they would otherwise be entitled, based on the average closing price per share of the Company’s Common Stock for the five trading days ending on February 27, 2017.
The Reverse Stock Split also affected the Company’s outstanding stock options and restricted stock units. With respect to outstanding stock options to purchase shares of Common Stock, the Reverse Stock Split effected a reduction in the number of shares subject to such outstanding stock options proportional to the exchange ratio of the Reverse Stock Split (rounded down to the nearest whole share) and effected a proportionate increase in the exercise price of such outstanding stock options (rounded up to the nearest whole cent). With respect to outstanding restricted stock units, the Reverse Stock Split effected a reduction in the number of shares subject to such outstanding restricted stock units proportional to the ratio of the Reverse Stock Split (rounded down to the nearest whole share). Unless required by the terms of the equity incentive compensation plan pursuant to which an equity award was issued, no cash payment will be made to holders of equity awards in respect of any such rounding.
The Company’s transfer agent, Computershare Trust Company, N.A., is acting as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record regarding the exchange of certificates for Common Stock.
The Common Stock began trading on The Nasdaq Capital Market on a Reverse Stock Split-adjusted basis at the open of the market on March 1, 2017. There was no change in the Company’s Nasdaq ticker symbol, “DZSI,” as a result of the Reverse Stock Split. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock has been changed to 23305L206.
The description of the Certificate of Amendment set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.
On February 28, 2017, the Company issued a press release regarding the reverse stock split. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.07    Submission of Matters to a Vote of Security Holders.
On February 27, 2017, the Company held a special meeting of stockholders. Of the 81,888,408 shares of Common Stock outstanding and entitled to vote, 70,704,618 shares, or 86.3%, were represented in person or by proxy at the meeting. One item of business was acted upon by stockholders at the meeting. The voting results are as follows:
Proposal 1 – Amendments to Restated Certificate of Incorporation to Effect a Reverse Stock Split and Reduction in Authorized Capitalization

Stockholders approved a series of three separate and alternative amendments to the Company’s Restated Certificate of Incorporation, which would (i) effect a reverse stock split of the Common Stock at exchange ratios of 1-for-3, 1-for-4 and 1-for-5, as determined by the Company and (ii) proportionately decrease the number of authorized shares of Common Stock.

	Votes For	Votes Against	Abstain	Broker Non-Votes
Amendments to Restated Certificate of Incorporation	68,782,715	1,753,387	168,516	-

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits
The following exhibits are filed herewith:

Exhibit Number	Description
3.1 99.1	Certificate of Amendment to the Restated Certificate of Incorporation of DASAN Zhone Solutions, Inc. Press Release dated February 28, 2017 issued by DASAN Zhone Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2017	DASAN Zhone Solutions, Inc.
By: /s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer